Attachment to Form NSAR-A, Mosaic Income Trust and Mosaic Equity Trust

Item 77k

June 30, 2004

Disclosure Regarding Change of Certifying Accountant

The Mosaic Funds Audit Committee decided that, effective for the fiscal year beginning January 1, 2004, for matters relating to such fiscal years, the firm of Grant Thornton, LLP shall serve as the certifying accountant for the registrant, replacing Deloitte & Touche LLP at the conclusion of its engagement certifying the financial statements for fiscal years ended December 31, 2003.

For the registrant's last two fiscal years, Deloitte & Touche LLP has not issued to any registrant an adverse opinion or a disclaimer of opinion, or qualified or modified an opinion as to uncertainty, audit scope, or accounting principles.  There has been no disagreement with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.  There have been no events listed in paragraphs (a)(1)(v)(A) through (D) of 17 CFR 229.304(a)(1).